EX-3.4

        CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

                        CERTIFICATE OF AMENDMENT
                     TO ARTICLES OF INCORPORATION
                                    OF
                   POINT GROUP HOLDINGS, INCORPORATED


I, John Fleming, certify that:

     1. The original articles of incorporation of the Company were filed with the Office of the Secretary of State on December
19, 2001.

     2. Pursuant to a unanimous written consent of the Board of Directors of the Company, the Company hereby adopts the following amendments to the Articles of Incorporation of this Company:

     Article 3 is amended to read as follows:

            Number of shares of common stock with par value:
                                 900,000,000.

     3. Consent of the shareholders of the Company was not required since the Articles of Incorporation of the Company, as amended, provide under Article 5 that an increase in the authorized capital stock of the Company can be approved by the Board of Directors without shareholder consent.



Dated: July 11, 2003                   /s/  John Fleming
                                       John Fleming, President